                                                                      EXHIBIT 12

                             CP LIMITED PARTNERSHIP
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                        Company/
                                                           Company                     Predecessor             Predecessor
                                      --------------------------------------------     ------------   ----------------------------
                                      For the Quarter  For the Year   For the Year     For the Year   For the Year    For the Year
                                          Ended           Ended          Ended            Ended          Ended           Ended
                                      September 30,    December 31,   December 31,     December 31,   December 31,    December 31,
                                           1996           1995            1994             1993           1992            1991
                                      ---------------  ------------   ------------     ------------   ------------    ------------
                                                                          (Dollars in thousands)

EARNINGS:
   Income before
      extraordinary charges                $3,955         $13,979           $14,897         $ 3,931        $ 2,921         $   341
   Fixed charges                            3,218          12,488             6,027          12,708         14,334          14,626
                                           ------         -------           -------         -------        -------         -------
                                           $7,173         $26,467           $20,924         $16,639        $17,255         $14,967
                                           ======         =======           =======         =======        =======         =======

FIXED CHARGES:
   Interest expense                        $3,090         $11,914           $ 5,560         $12,381        $13,907         $14,206
   Amortization of deferred
      financing costs                         109             538               436             296            396             386
   Interest factor on rental
      expense (1)                              19              36                31              31             31              34
                                           ------         -------           -------         -------        -------         -------
                                           $3,218         $12,488           $ 6,027         $12,708        $14,334         $14,626
                                           ======         =======           =======         =======        =======         =======

RATIO OF EARNINGS TO
   FIXED CHARGES                             2.23            2.12              3.47            1.31           1.20            1.02
                                           ======         =======           =======         =======        =======         =======


(1) Amount represents one third of all rental expense (the proportion deemed representative of the interest factor).